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                                                                     EXHIBIT 4.3



                                  AVIALL, INC.
                               BOARD OF DIRECTORS
                                DECEMBER 9, 1996




AVIALL, INC.
APPROVAL OF AMENDMENT OF BYLAWS


         RESOLVED, That, effective December 9, 1996 the current Article IV, Sections 4.3 and Sections 4.4 of the Bylaws are deleted in their entirety and the following Article IV, Sections 4.3 and 4.4 are inserted in their place:

                        "SECTION 4.3 Chairman of the board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

                        SECTION 4.4 President. The President shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incident to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The President may sign, alone or with the Secretary, or an Assistant Secretary, or any other proper officer of the corporation authorized by the Board of Directors, certificates, contracts, and other instruments of the Corporation as authorized by the Board of Directors."

and be it further

         RESOLVED, That the officers of the Company be, and each hereby is, authorized to take such action and to take such documents as such officers believe to be necessary or proper to carry out and implement the prior resolution.




                                                         Secretary
                                                         December 9, 1996